Exhibit 99.1

Craig Boelte and William Kerber appointed to Paycom’s board of directors

OKLAHOMA CITY (July 9, 2026) — Paycom Software, Inc. (NYSE: PAYC) (“Paycom”), a leading provider of comprehensive, cloud-based human capital management software, today announced the appointment of Craig Boelte and William Kerber to its board of directors, effective July 8, 2026. The appointments increase the size of the board from six to eight directors.

“Craig and William have each played an important role in Paycom’s success,” said Chad Richison, Paycom founder, CEO and chairman. “Their deep knowledge of our business, industry expertise and longstanding commitment to our mission will provide valuable insight as we continue to drive innovation and create long-term value for our clients, employees and stockholders.”

Since Boelte’s retirement as Paycom’s chief financial officer in 2025, he has devoted his time to overseeing and managing his family office and its investment portfolio, as well as serving as a member of the board of directors for Kirkpatrick Bank. Boelte was Paycom’s chief financial officer for nearly 20 years and was instrumental in its transition to a public company in 2014 and subsequent rapid revenue growth, from $108 million in 2013 to approaching $2 billion in the year prior to his retirement. Before joining Paycom, he founded and ran his own accounting firm for 11 years, following nine years at Deloitte & Touche. He has nearly 40 years of experience in the workforce management and HR industry. Boelte received his bachelor’s degree in business administration and his master’s degree in accounting from Oklahoma State University.

“I’m honored to rejoin Paycom in this new capacity and continue serving a company that has been such a meaningful part of my career,” said Boelte. “I look forward to supporting the company’s continued success and helping advance its mission to simplify business and empower employees through technology.”

Kerber is the chief executive officer of Human Mode, LLC, a robotics company focused on advancing humanoid and collaborative robotic systems that can assist humans in unpredictable environments. Prior to founding Human Mode, he was one of the original employees of Paycom, starting with the company in 1999 — almost immediately after its founding — and serving as a software developer and network architect. He was promoted to chief information officer in 2007 and held that position until he left the company in 2017. Kerber received his bachelor’s degree in computer science from the University of Oklahoma. He previously served on the University of Oklahoma School of Computer Science’s board of advisers, is an OU Felgar Society distinguished graduate recipient and sponsored the William Kerber Software Studio.

“Paycom has long set the standard for innovation in HR and payroll technology, and I’m honored to join the board of directors at such an exciting time,” said Kerber. “I look forward to supporting the company as it continues to lead the industry through automation, deliver exceptional value for clients and drive long-term growth.”

About Paycom

Paycom Software, Inc. (NYSE: PAYC) is a cloud-based human capital management software provider that allows organizations of all sizes across the U.S. and internationally to set numerous HR and payroll tasks to “automatic” through employee-first technology. Built on a truly single database, Paycom’s full-solution automation manages the entire employment life cycle, helping organizations streamline processes and improve data accuracy. With its industry-first AI engine, IWant™, Paycom provides instant access to accurate employee data without requiring users to navigate or learn the software. For over 25 years, Paycom has been repeatedly recognized by third‑party reviewers as a leading payroll and HCM solution.

Investor Relations:

James Samford

investors@paycom.com